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                                                                    EXHIBIT 10.9

                               Amendment No. 1 to
                                License Agreement

                  This Amendment No. 1, dated March 3, 2003, to the License Agreement, dated as of November 16, 2001 by and among Pharmion GmbH, a Swiss limited liability company ("Pharmion"), Pharmion Corporation, a Delaware corporation ("Guarantor") and Celgene Corporation, a Delaware corporation ("Celgene").

                  WHEREAS, Pharmion, Guarantor and Celgene are parties to License Agreement, dated November 16, 2001, (the "Agreement"); and

                  WHEREAS, promptly following the execution and delivery of this Agreement, Pharmion, or one of its Affiliates, will enter into an agreement (the "Acquisition Agreement") substantially in the form annexed hereto as Exhibit A with the owners of Gophar S.A.S. to acquire, or cause one of its Affiliates to acquire, 100% of the outstanding capital stock of Gophar S.A.S., the holder of 100% of the issued and outstanding share capital of Laphal Developpement S.A. ("Laphal"); and

                  WHEREAS, Laphal currently sells Thalidomide in France and Belgium under two French ATUs (autorisation temporaire d'utilisation) and, in addition, sells Thalidomide in various other countries on a specials or named patient basis, based upon such ATUs; and

                  WHEREAS, Laphal purchases its requirements of Thalidomide from Laphal Industrie ("Industrie"), a company under common ownership with Laphal that will not be acquired by Pharmion or one of its Affiliates; and

                  WHEREAS, on or prior to the closing of the Acquisition Agreement, Laphal will enter into an agreement substantially in the form annexed hereto as Exhibit B with Industrie providing for the supply of Thalidomide by Industrie to Laphal; and

                  WHEREAS, Pharmion and Celgene wish to amend the Agreement as provided below in order to accommodate the acquisition of Laphal by Pharmion and to reflect the existing circumstances surrounding the sale of Thalidomide in various markets within the Territory (as defined in the Agreement);

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, Celgene and Pharmion hereby agree that the Agreement be amended as follows:

                  1. Definitions. All terms not otherwise expressly defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.

                  2. Laphal Safety and Distribution System. Attached hereto as Exhibit C is Pharmion's summary description of the safety and distribution system that Laphal has established with respect to its sales of Thalidomide under the ATUs that it has in France, which system Pharmion understands has been approved as part of such ATUs by the appropriate French regulatory authorities. Exhibit C also contains Pharmion's comparison of the Laphal system with S.T.E.P.S.

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                  3.       Acquisition Related Changes. If Pharmion or one of
its Affiliates acquires all of the outstanding capital stock of Laphal pursuant to the agreement referred to in the second recital above on or prior to June 30, 2003, then, effective upon the closing of such acquisition (the "Acquisition Date"), the following amendments to the Agreement shall take effect:

                  (a) Following the acquisition of Laphal by Pharmion, Pharmion will use commercially reasonable efforts to introduce S.T.E.P.S. to the French regulatory authorities and to seek to modify such ATUs as promptly as possible to allow a shift from Laphal's safety and distribution system to a full implementation of S.T.E.P.S. (the "S.T.E.P.S. Modification"). In addition, Pharmion will use commercially reasonable efforts to change the formulation of Thalidomide that Laphal has authority to distribute under such ATUs from Laphal's formulation to Product produced under the Celgene Patent Rights and Celgene Technology (the "Formulation Modification").

                  (b) Pending effectiveness of the Formulation Modification, notwithstanding the provisions of Section 4.1(e) and 4.2 of the Agreement, Pharmion shall have the right to permit Laphal to continue to sell its formulation of Thalidomide, and notwithstanding Section 3.3 of the Agreement, Laphal shall have the right to purchase its requirements of Thalidomide from Industrie.

                  (c) Pending effectiveness of the S.T.E.P.S. Modification, notwithstanding the provisions of Section 4.1(k) of the Agreement, Laphal and Pharmion, as its parent company, shall have the right to continue to utilize the Laphal safety and distribution system in connection with sales of Thalidomide in lieu of S.T.E.P.S.; and

                  (d) The waivers of the provisions of the Agreement contained in paragraph (b) above shall be effective for a period commencing on the Acquisition Date and shall extend until the earlier of (x) the effectiveness of the Formulation Modification, or (y) the receipt by Pharmion of its first Regulatory Approval in the European Union for the sale of Thalidomide, including Regulatory Approval by the EMEA. The waivers of the provisions of the Agreement contained in paragraph (c) above shall be effective for a period commencing on the Acquisition Date and shall extend until the earlier of (x) the effectiveness of the S.T.E.P.S. Modification, or (y) the receipt by Pharmion of its first Regulatory Approval in the European Union for the sale of Thalidomide, including Regulatory Approval by the EMEA.

                  (e) Pharmion will sublicense its rights under Section 3.1 of the Agreement to Laphal pursuant to Section 10.12 of the Agreement.

                  (f) All net sales of Laphal's formulation of Thalidomide under its ATUs shall constitute Net Sales of Product within the meaning of
Section 3.5 of the Agreement, and

Pharmion shall comply with the provisions of Sections 3.6 through 3.8 with respect to such sales and royalties.

                  4. Grunenthal Withdrawal From the Market. Pharmion has been advised that the Grunenthal Group (i) has for several years been distributing Thalidomide in Europe through various ATUs and other temporary, specials or named-patient authorizations (collectively, "Special
Authorizations"), utilizing its original stock of product, and (ii) will cease to distribute

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Thalidomide on or about April 30, 2003. It is anticipated that the withdrawal of
Grunenthal product from the market will create a demand for an alternative source of the product. Pharmion intends to work with regulatory authorities in Europe to provide Thalidomide to this patient population on a compassionate use basis under some form of Special Authorizations, and to do so utilizing the S.T.E.P.S. system.

                  Any sales of Product under such Specials Authorizations shall constitute Net Sales of Product within the meaning of Section 3.5 of the Agreement, and Pharmion shall comply with the provisions of Sections 3.6 through
3.8 with respect to such sales and royalties.

                  5. Other Compliance. In connection with the sales of Laphal's formulation of Thalidomide and the provision of Thalidomide to patients as described in paragraph 4 above (any such Thalidomide product, a "Pharmion Product"), Pharmion and Guarantor shall, and cause their respective Affiliates to, comply with the provisions of Sections 4.1(c), (f), (h) and (j) of the Agreement, which for the purposes of this paragraph 5 shall be deemed to refer to the Pharmion Products rather than "the Products".

                  6. Access to Data. Pharmion shall provide Celgene and its designees access to any clinical trials data of Pharmion or any of its Affiliates with respect to the Products or any other formulation of Thalidomide.

                  7. Indemnification. Section 8.1 of the Agreement is hereby amended to read in its entirety as follows:

         "8.1.    PHARMION INDEMNITY OBLIGATIONS. Pharmion shall defend,
         indemnify and hold Celgene, its Affiliates and their respective employees, officers, directors, counsel and agents harmless from all claims, losses, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses and costs of investigation) arising as a result of: (a) the breach by Pharmion of any covenant, representation or warranty contained in this Agreement; (b) actual or asserted violations of any applicable law or regulation by Pharmion, its Affiliates or Recognized Agents by virtue of which any Product or Pharmion Product distributed, marketed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with any applicable law or regulation; (c) claims for bodily injury, death or property damage attributable to the distribution, marketing or sale of the Product or any Pharmion Product by Pharmion, its Affiliates or Recognized Agents; (d) any negligent act or omission of Pharmion, its Affiliates or Recognized Agents in the distribution, marketing and sale of any Product or Pharmion Product or any other activity conducted by Pharmion, its Affiliates or Recognized Agents under this Agreement which is the proximate cause of injury, death or property damage to a thud parry; or (e) any failure of Pharinion to comply with any recall of a Product or Pharmion Product marketed, distributed or sold by Pharmion, its Affiliates or Recognised Agents that is ordered by a governmental agency or required by it confirmed failure of such product." "

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                  8.       Termination. Section 9.3(b)(i) of the Agreement is
hereby amended by replacing the words "within three (3) years after the date of this Agreement" with the words "within five (5) years after the date o f this Agreement".

                  9. Unmodified Provisions. The provisions of this Amendment No. 1 shall be deemed to be incorporated in the Agreement and except as expressly modified by this amendment, all terms and conditions of the Agreement shall remain in full force and effect.

                  10. Governing Law; Choice of Forum. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  11. Captions. All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

                  IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to be duly executed by their authorized representatives, in duplicate on the dates written herein below.

Pharmion GmbH                                 Celgene Corporation

By:   /s/ Patrick J. Mahaffy                  By:   /s/ Sol J. Barer, Ph.D.
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Pharmion Corporation

By:   /s/ Patrick J. Mahaffy
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